UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2007

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Corporate Woods Parkway, Vernon Hills, Illinois		60061
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

The Merger Agreement

On January 11, 2007, Zebra Technologies Corporation, a Delaware corporation (“Zebra”), Waldo Acquisition Corp., a California corporation (“Merger Sub”), WhereNet Corp., a California corporation (the “Company”) and Crosspoint Venture Partners 1996, LLP (the “Shareholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Zebra will acquire all of the capital stock of the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

At the effective time and as a result of the Merger, the purchase price to be paid by Zebra at closing is $126.0 million in cash, less applicable post-closing price adjustments, if any, as set forth in the Merger Agreement and subject to an escrow amount of $13.6 million to be deposited on behalf of the Company’s shareholders pursuant to the terms of an Escrow Agreement to be executed on the closing date, by Zebra, the Shareholders’ Representative and the escrow agent. The escrow will be distributed in one year, except for amounts reserved for claims pending at such time. In the Merger, (i) each issued and outstanding share of Company series A-1 preferred stock and warrants exercisable for shares of Company series A-1 preferred stock will be converted into the right to receive $1.68 per share, less any applicable exercise price (after payment of all Company transaction expenses, approximately $37 million) and (ii) each issued and outstanding share of Company common stock, Company series B-1 preferred stock and vested Company options shall receive the balance of the merger consideration, as set forth in the Merger Agreement.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, representations relating to (i) the due organization and good standing of the Company, (ii) the requisite power and authority to execute and deliver the Merger Agreement and related documents to which it is a party, (iii) no conflicts of laws and agreements, (iv) capitalization of the Company, (v) financial statements of the Company, (vi) absence of undisclosed liabilities, (vii) possession of tangible personal property, (viii) absence of litigation, (ix) compliance with applicable laws, (x) insurance, (xi) payment of taxes and (xii) bank accounts. In addition, the Company made certain additional customary covenants, including, among others, covenants, (A) to allow Zebra between the execution of the Merger Agreement and the consummation of the Merger, to conduct due diligence and investigations with respect to the Company, (B) not to solicit proposals relating to alternative business combination transactions, (C) to conduct its business in the ordinary course between the execution of the Merger Agreement and the consummation of the Merger and (D) not to engage in certain kinds of transactions during such period. Consummation of the Merger is also subject to customary conditions, including, among others, (i) approval of the shareholders of the Company, (ii) delivery to Zebra of certain releases, payoff letters and opinion of counsel for the Company and (iii) subject to certain exceptions, the accuracy of representations and warranties with respect to the Company’s business and compliance by the Company with its covenants contained in the Merger Agreement.

The Merger Agreement also provides that each of the shareholders of the Company shall, jointly and severally, indemnify Zebra, the surviving corporation and the affiliates of the foregoing for any and all losses as a result of, among other things, any misrepresentation or breach of any representation or warranty under the Merger Agreement, in most cases only to the extent the losses exceed $250,000. Generally, Zebra’s recourse is limited to the amounts in the escrow.

The Support Agreements

Concurrently with the execution of the Merger Agreement, Zebra and Merger Sub entered into voting and support agreements (the “Support Agreements”), with the holders of shares of Company stock constituting 85% of such shares (the “Principal Shareholders”), representing shareholders holding more than the minimum number of votes necessary to approve the Merger and the transactions contemplated thereby. Pursuant to the Support Agreements and subject to the terms and conditions thereof, each of the Principal Shareholders agreed to vote his, her or its shares in favor of the Merger.

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Assumption of WhereNet Options

Pursuant to the Merger Agreement, Zebra will assume outstanding unvested options to acquire WhereNet common stock granted under the WhereNet 1997 Stock Option Plan (the “WhereNet Option Plan”). Each option that is outstanding and unexercised pursuant to the WhereNet Option Plan in effect on the date of the Merger Agreement and which is unvested immediately prior to the effective time, will become and represent a replacement stock option to purchase a proportionate number of shares of Zebra common stock in accordance with the terms of the Merger Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: January 11, 2007	By:	/s/ Edward L. Kaplan
Edward L. Kaplan
Chairman of the Board and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Press Release

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